Exhibit 99.77(C)

ITEM 77C - Matters submitted to a vote of security holders

  An annual meeting of shareholders of Voya Prime Rate Trust was held July 2, 2014 to: 1) elect 12 nominees to the Board of Trustees of Voya Prime Rate Trust.

	Proposal	Shares Voted For	Shares Voted Against or Withheld	Shares Abstained	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	1	122,796,126.216	3,125,995.924	0.000	0.000	125,922,122.140
John V. Boyer	1	122,912,401.304	3,009,720.836	0.000	0.000	125,922,122.140
Patricia W. Chadwick	1	122,896,830.867	3,025,291.273	0.000	0.000	125,922,122.140
Albert E. DePrince, Jr.	1	122,821,472.590	3,100,649.550	0.000	0.000	125,922,122.140
Peter S. Drotch	1	70,688,413.115	55,233,709.025	0.000	0.000	125,922,122.140
J. Michael Earley	1	122,919,764.294	3,002,357.846	0.000	0.000	125,922,122.140
Russell H. Jones	1	122,801,736.395	3,120,385.745	0.000	0.000	125,922,122.140
Patrick W. Kenny	1	122,783,176.115	3,138,946.025	0.000	0.000	125,922,122.140
Shaun P. Mathews	1	77,845,961.113	48,076,161.027	0.000	0.000	125,922,122.140
Joseph E. Obermeyer	1	122,940,296.955	2,981,825.185	0.000	0.000	125,922,122.140
Sheryl K. Pressler	1	122,832,852.490	3,089,269.650	0.000	0.000	125,922,122.140
Roger B. Vincent	1	122,858,323.016	3,063,799.124	0.000	0.000	125,922,122.140

Proposal passed.